As filed with the Securities and Exchange Commission on August 9, 2005
                                                    Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    ---------


                           MAGAL SECURITY SYSTEMS LTD.
             (Exact name of registrant as specified in its charter)

               Israel                                  None
    (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

                P.O. Box 70, Industrial Zone, Yehud 56100, Israel
               (Address of Principal Executive Offices) (Zip Code)

                           MAGAL SECURITY SYSTEMS LTD.
                         2003 ISRAELI SHARE OPTION PLAN
                            (Full title of the plan)

                               Magal Senstar Inc.
                           Attn: Martha Lee, President
                                43180 Osgood Road
                            Fremont, California 54539
                     (Name and address of agent for service)

                               Tel: (510) 249-1450

          (Telephone number, including area code, of agent for service)

                                   Copies to:

         Steven J. Glusband, Esq.                 Sarit Molcho, Adv.
       Carter Ledyard & Milburn LLP          S. Friedman & Co., Advocates
              2 Wall Street                         The Trade Tower
            New York, NY 10005                  Tel Aviv, Israel 68125
            Tel: 212-238-8605                   Tel: (972)(3) 796-1500
            Fax: 212-732-3232                   Fax: (972)(3) 796-1501

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================

   Title of securities to be       Amount to be        Proposed maximum          Proposed maximum         Amount of
          registered              registered (1)      offering price per     aggregate offering price    registration
                                                           share (2)                                        fee(3)
-------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
NIS 1.0 per share.........          642,606                  $10.61               $6,818,049.66            $802.48
                                    -------                  ------               -------------            -------
-------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 1.0 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Registrant's 2003 Israeli Share Option Plan by reason of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the daily high and low prices ($10.42 and $10.80) of the Ordinary Shares as quoted on the NASDAQ National Market System on August 3, 2005.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0001177.

                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act, as amended (the "Exchange Act") (Commission File No. 000-21388) :

          a. The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

          b. The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Securities and Exchange Commission (the "Commission"), on March 1, 2005, April 1, 2005, April 13, 2005, April 15, 2005, May 2, 2005, July 5, 2005, July 20, 2005 July 21,
               2005, July 28, 2005 and August 4, 2005.

          c. The description of the issuer's securities contained in its Form 20-F for the fiscal year ended December 31, 2004.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not required, inasmuch as the Registrant's Ordinary Shares are registered under Section 12(g) of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Release from Liability of Office Holder

         The Israeli Companies Law provides that a company may not exonerate office holders from liability for a breach of their duty of loyalty, but may exonerate in advance office holders from their liability to the company, in whole or in part, for a breach of his duty of care. However, a company may not exculpate in advance a director from his liability to the company with respect to a breach of his duty of care in the event of distributions. Our articles of association allow us to exculpate any office holder from his or her liability to us for breach of duty of care, to the maximum extent permitted by law, before the occurrence giving rise to such liability.

         Office Holder Insurance

         Additionally, the Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    a breach of their duty of care to us or to another person;

          o a breach of their duty of loyalty to us, provided that they acted in good faith and had reasonable grounds to assume that their act would not prejudice our interests; and

          o a financial liability imposed upon them in favor of another person for an act performed by them in their capacity as office holders.

         Our articles of association provide that, subject to any restrictions imposed by the Israeli Companies Law, we may enter into an insurance contract providing coverage for the liability of any of our office holders for a breach of his duty of care to us or to another person; breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or a financial liability imposed upon him in favor of another person.

         Indemnification of Office Holders

         Further, the Israeli Companies Law permits a company, if its articles of association so provide, to indemnify an office holder for acts or omissions committed in his or her capacity as an office holder of the company; for:

          o a financial liability imposed on them in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

          o reasonable litigation expenses, including attorneys' fees, incurred by such office holders or imposed upon them by a court, in connection with proceedings instigated by us against them or that are instigated on our behalf or by another person, or as a result of a criminal charge from which they were acquitted or a criminal charge in which they were convicted for a criminal offense that does not require proof of intent.

         Under the Israeli Companies Law, the shareholders of a company may include in, or amend a company's articles of association to include, either of the following:

          o a provision authorizing the company to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to specified classes of events that the board of directors deem foreseeable at the time of grant and is limited to an amount determined by the board of directors to be reasonable under the circumstances; or

          o a provision authorizing the company to retroactively indemnify an office holder.

         Our articles of association provide that we may undertake to indemnify in advance an office holder, against financial liability imposed on them in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court, and, reasonable litigation expenses, including attorneys' fees, incurred by such office holders or imposed upon them by a court, in connection with proceedings instigated by us against them or that are instigated on our behalf or by another person, or as a result of a criminal charge from which they were acquitted or a criminal charge in which they were convicted for a criminal offense that does not require proof of intent, provided that such undertaking is limited to events of a kind that can be expected as determined by our board of directors when authorizing such undertaking, and with respect to such amounts determined by our board of directors as reasonable in the circumstances. Furthermore, under our articles of association, we may indemnify any office holder, with respect to any past occurrence.

         Pursuant to a recent amendment to the Israeli Companies Law, a company may indemnify any of its office holders for reasonable litigation costs incurred by such office holder in connection with any investigation or other legal proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or the imposition of any financial liability in lieu of criminal proceedings, or concluded without the filing of an indictment against him and a financial liability was imposed on him in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent.

         Limitations on Exculpation, Insurance and Indemnification

         The Israeli Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result as a result of any of the following:

          o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

          o a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

          o any act or omission done with the intent to unlawfully yield a personal benefit; or

          o    any fine imposed on the office holder.

         Pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, a company's office holders must be approved by the audit committee and the board of directors. In the case of directors, shareholder approval is also required.

         The Registrant's shareholders approved its entering into an agreement to indemnify its office holders up to $5 million, in advance. The Registrant currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $5 million.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         4.1 Memorandum of Association, as amended (previously filed as exhibit to the Registrant's Registration Statement on Form F-1 (No. 33-57438), filed with the Security and Exchange Commission on January 26, 1993, as amended, and incorporated herein by reference).

         4.2 Articles of Association, as amended (previously filed as Exhibit 3.2 to Registrant's Registration Statement on Form F-1 (No. 33-57438), filed with the Commission on January 26, 1993, as amended, and incorporated herein by reference and an amendment thereto previously filed as an exhibit to our Registration Statement on Form S-8 (No. 333-6246), filed with the Commission on January 7, 1997 and incorporated herein by reference and further amendments thereto previously filed as an exhibit to our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, filed with the Commission on June 29, 2001 and incorporated herein by reference).

         4.3      Magal Security Systems Ltd. 2003 Israeli Share Option Plan

         5        Opinion of S. Friedman & Co., Advocates

         23.1 Consent of Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

         23.2     Consent of S. Friedman & Co., Advocates (contained in
Exhibit 5)

         24       Power of Attorney (included as part of this Registration
Statement)

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                         (iii) To include any material information with
                               respect to the plan of distribution not
                               previously disclosed in this Registration
                               Statement or any material change to such information in this Registration Statement;

                               provided, however, that paragraphs (1)(i) and
                  (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on August 9, 2005.


                               MAGAL SECURITY SYSTEMS LTD.


                               /s/Jacob Even Ezra
                               ------------------
                               Jacob Even Ezra
                               Chairman of the Board and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacob Even-Ezra and Raya Asher each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of Magal Security Systems Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 9, 2005, by the following persons in the capacities indicated.

   Signature                  Title
   ---------                  -----

   /s/Jacob Even Ezra
   ------------------
   Jacob Even Ezra            Chairman of the Board and Chief Executive Officer

   /s/Izhar Dekel
   --------------
   Izhar Dekel                President and Director

   /s/Raya Asher
   -------------
   Raya Asher                 Vice President - Finance, Chief Financial Officer,
                              Secretary

   ----------------
   Nathan Kirsh               Director

   /s/Jacob Nuss
   -------------
   Jacob Nuss                 Director

   /s/Jacob Perry
   --------------
   Jacob Perry                Director

   /s/Zeev Livne
   -------------
   Zeev Livne                 Director

   /s/Shaul Kobrinsky
   ------------------
   Shaul Kobrinsky            External Director

   /s/Anat Winner
   --------------
   Anat Winner                External Director

   Magal Senstar Inc.

   By: /s/Martha Lee          Authorized Representative in the United States
       -------------
   Name: Martha Lee
   Title:   President